EXHIBIT 3.6

[SEAL]   DEAN HELLER                            Entry #
         Secretary of State                     C8720-2003
         204 North Carson Street, Suite 1       Document Number
         Carson City, Nevada  89701-4299        20050068282-43
         (775) 884-6708                         Date Filed:
         website: secretaryofstate.biz          3/19/2005 9:00:55 AM
                                                In the office of
Certificate of Amendment                        Dean Heller
(Pursuant to NRS 78.385 and 78.390)             Dean Heller, Secretary of State

                                           ABOVE SPACE IS FOR OFFICE USE ONLY

Important: Read attached instructions before completing form.

              Certificate of Amendment to Articles of Incorporation
                          For Nevada Profit Corporation
          (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation: DirectView, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

Article IV is hereby deleted in its entirety and substituted with the following:

         The authorized capital of this corporation shall consist of seven hundred fifty-five million (755,000,000) shares of which seven hundred fifty million (750,000,000) shares shall be Common Stock, par value $0.0001 per share, and five million (5,000,000) shares shall be Preferred Stock, par value $0.0001 per share. One or more series of Preferred Stock may be created and issued from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in *** CONTINUED ON ATTACHMENT A***

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: a majority.*

4. Effective date of filing (optional): upon filing.

5. Officer Signature (required): _/S/ Jeffrey Robbins, President

* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting owner of each lass or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

SUBMIT IN DUPLICATE

This form must be accompanied by the appropriate fees. See attached fee schedule Nevada Secretary of State AM 78.385 Amend 2003




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                                  ATTACHMENT A

            TO CERTIFICATE OF AMENDMENT TO ARTICLES OF INCOPRORATION
                          FOR NEVADA PROFIT CORPORATION
                                       FOR
                                DIRECTVIEW, INC.


the resolution or resolutions providing for the creation and issuance of such series of Preferred Stock as adopted by the Board of Directors pursuant to the authority in this paragraph given.

         This Certificate of Amendment shall not amend, alter or otherwise change any of the designations, rights and preferences of the Series 1 Preferred Stock as set forth in the Certificate of Designation filed by the corporation with the Secretary of State of Nevada on April 13, 2004.



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